Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com
Western Union Reports Fourth Quarter and Full Year Results
Q4 Revenue of $1.3 Billion and EPS of $0.32
2009 Cash Flow from Operations of $1.2 Billion
Company Achieves Financial Outlook, Advances Key Initiatives

Englewood, Colo., February 3, 2010 — The Western Union Company (NYSE: WU) today reported financial results for the 2009 fourth quarter and full year.
Financial highlights for the quarter included:
•	Revenue of $1.3 billion, an increase of 2% compared to last year’s fourth quarter

•	Constant currency adjusted revenue down 1%

•	GAAP and constant currency earnings per share (EPS) of $0.32; compared to fourth quarter 2008 GAAP EPS of $0.34, or $0.37 excluding restructuring expenses

•	GAAP operating income margin of 24%, compared to fourth quarter 2008 GAAP operating income margin of 26%, or 28% excluding restructuring expenses

•	Domestic money transfer business returned to positive transaction growth
Financial highlights for the full year included:
•	Revenue of $5.1 billion, a decrease of 4% compared to 2008

•	Constant currency adjusted revenue down 1%

•	GAAP EPS of $1.21, or EPS of $1.29 excluding the third quarter Arizona and multi-state settlement accrual (the settlement accrual); compared to 2008 GAAP EPS of $1.24, or EPS of $1.31 excluding restructuring expenses

•	GAAP operating income margin of 25%, or 27% excluding the settlement accrual, compared to 2008 GAAP operating income margin of 26%, or 27% excluding restructuring expenses

•	Cash provided by operating activities of $1.2 billion

Strategic and operational highlights from 2009:
•	Increased cross-border C2C money transfer market share from 17% in 2008 to an estimated 18% in 2009[1]

•	Grew agent locations to more than 410,000

•	Completed the acquisition of Custom House, enabling the Company to enter the sizable international business-to-business (B2B) payments market

•	Completed the acquisition of the money transfer business of FEXCO, strengthening the Company’s platform to expand retail distribution in Europe

•	Advanced bank distribution initiatives, including new alliances with U.S. Bank and Fifth Third Bank

•	Increased account-to-cash capabilities, with 12 banks now offering the service

•	Expanded westernunion.com internet money transfer to 18 countries

•	Initiated pilot programs in cross border mobile money transfer and prepaid cards
Western Union President and Chief Executive Officer Christina A. Gold said, “Given the challenging global economic environment, we were pleased with our performance in 2009. We delivered on our outlook, maintained strong margins, gained market share, and generated substantial cash flow, demonstrating the stability of our business model. We took an important step in repositioning the domestic money transfer business, which produced five percent transaction growth in the fourth quarter. We also made solid progress on our electronic channel and business-to-business payments initiatives, positioning us well for the future.”
Consolidated Results
In the fourth quarter, revenue was $1.3 billion, an increase of 2% from the comparable period in 2008, or down 1% on a constant currency basis. Fourth quarter operating income margin was 24%. As expected, operating income margins were impacted by Custom House and FEXCO acquisition related costs, U.S. domestic pricing reductions and marketing promotions, the assumption of the retail money order investment portfolio, and other expenses. Operating income margin in the fourth quarter of 2008 was 26%, or 28% excluding restructuring expenses.
GAAP and constant currency EPS in the fourth quarter of 2009 were $0.32. GAAP EPS in the fourth quarter of 2008 was $0.34, or $0.37 excluding restructuring expenses.
For the full year, revenue was $5.1 billion, down 4% from 2008, or down 1% on a constant currency basis. Full year operating income margin was 25%, or 27% excluding the settlement accrual, which compared to 2008 operating income margin of 26%, or 27% excluding restructuring expenses.
Full year 2009 GAAP EPS was $1.21, or $1.29 excluding the settlement accrual. On a constant currency basis EPS was $0.01 lower. GAAP EPS in 2008 was $1.24, or $1.31 excluding restructuring expenses.

(1)	Aite Group, LLC: “Money Transfers: Riding the Wave,” April 2009, and Western Union estimates

Custom House, which was acquired in September 2009, added $23 million of revenue, but incurred a $5 million operating loss in the fourth quarter. For the full year, Custom House added $31 million of revenue and incurred a $12 million operating loss.
Capital Deployment & Liquidity
Western Union’s full year cash flow from operations was $1.2 billion and capital expenditures were $99 million. In 2009, the Company repurchased 24.8 million of its shares for $400 million, at an average price of $16.10 per share, and paid $41 million in dividends.
In December, 2009, the Company increased its dividend from $0.04 annually to $0.06 quarterly, and announced a new $1 billion, 3-year share repurchase authorization.
Cash on hand at year-end was $1.7 billion and total outstanding debt was $3.0 billion. The nearest-dated debt maturity is $1.0 billion due in November of 2011. The Company has a commercial paper program fully backed by a $1.5 billion revolving credit facility that expires in 2012. At year-end, there was no commercial paper outstanding and the credit facility was fully available.
Consumer-to-Consumer (C2C)
Fourth Quarter 2009
The consumer-to-consumer segment represented 85% of Western Union’s revenue at $1.1 billion in the fourth quarter, an increase of 2% from the prior year or a decrease of 2% constant currency adjusted. Operating income was down 9% and operating income margin was 26%, which compared to an operating income margin of 29% in the fourth quarter of 2008.
Western Union processed 51 million C2C transactions, a 5% increase over the fourth quarter of 2008. In addition, the Company moved $17.1 billion of cross-border principal during the fourth quarter of 2009, an increase of 3%, or a decrease of 1% constant currency adjusted, compared to the same period in 2008.
For the international portion of C2C, revenue increased 6%, or 2% constant currency adjusted, on transaction growth of 7%. Revenue from the subset of the international business, those transactions that originate outside the United States, increased 8%, or 3% constant currency adjusted, on transaction growth of 9% during the quarter.
The Europe, Middle East, Africa and South Asia (EMEASA) region, which represented 46% of Western Union revenue, increased revenue 6% and transactions 8% compared to last year’s fourth quarter. Transaction growth rates relative to the third quarter improved in Western Europe, while the Gulf States softened significantly. The slowdown in money transfers from the Gulf States also impacted India, which recorded revenue growth of 6% and transaction growth of 8% in the quarter.

The Americas region, which represented 31% of Western Union revenue, reported a revenue decline of 7% compared to last year’s fourth quarter, while transactions were flat. These trends improved from the third quarter of 2009. Holiday promotional programs and domestic money transfer repricing in the U.S. drove the transaction improvement, as domestic transactions increased 5% in the quarter. Revenue in the domestic business declined 20% in the quarter.
The U.S. outbound business, which is the largest component of the Americas region, had slightly higher transaction growth relative to the third quarter. Improved transaction growth was driven by strength in the Latin America, Caribbean and Asia Pacific corridors. The Mexico business, which was 5% of Western Union revenue in the quarter, had a revenue decline of 10% and a transaction decline of 12%. Fourth quarter Mexico results moderated from larger declines in both revenue and transactions experienced in the prior two quarters.
The Asia Pacific (APAC) region, which represented 8% of Western Union revenue, increased revenue by 14% on transaction growth of 13% during the fourth quarter. In China, the Company’s marketing and distribution strategies led to a revenue increase of 22% and transaction growth of 8% in the quarter.
Full Year 2009
The consumer-to-consumer segment represented 85% of Western Union’s revenue at $4.3 billion, a decrease of 4% from 2008 or a decrease of 2% constant currency adjusted. Operating income was down 4% and operating income margin was 27%, which compared to an operating income margin of 27% in 2008. The settlement accrual is not included in segment results. Western Union handled 196 million C2C transactions in 2009, a 4% increase over 2008.
For the international portion of C2C, revenue declined 1%, or increased 1% constant currency adjusted, on transaction growth of 8%. Revenue from the subset of the international business, those transactions that originate outside the United States, declined 1%, or increased 3% constant currency adjusted, on transaction growth of 11% during the year.
The EMEASA region, which represented 45% of Western Union revenue, reported a revenue decline of 1% and transaction growth of 10% compared to 2008. India revenue grew 11% and transactions increased 22% for the year. Operating margin for EMEASA was 28% in both 2009 and 2008.
The Americas region, which represented 32% of Western Union revenue, reported a revenue decline of 9% and a transaction decrease of 3% for the year. In the domestic money transfer business, revenue declined 14% and transactions declined 5%. Mexico, which was 6% of Western Union revenue for the year, had a revenue decline of 15% and a transaction decline of 12%. Operating margin for the Americas region was 26%, which compared to 27% in 2008.
The APAC region, which represented 8% of Western Union revenue, increased revenue by 5% on transaction growth of 18% during the year. China revenue increased 1% and transactions increased 4% compared to 2008. Operating margin for APAC was 27%, which compared to 25% in 2008.

Global Business Payments
Fourth Quarter 2009
The Global Business Payments segment represented 14% of Western Union’s revenue in the quarter. Revenue was $182 million, an increase of 4% compared to the same period in 2008. Revenue declined 9% excluding Custom House. Operating income margin was 20%, or 26% excluding Custom House, compared to 27% in the fourth quarter of the prior year.
Full Year 2009
The Global Business Payments segment represented 14% of Western Union’s revenue for the year. Revenue was $692 million, a decrease of 4% compared to 2008. Revenue declined 8% excluding Custom House. Operating income margin was 25%, or 27% excluding Custom House, compared to 28% in 2008.
The acquisition of Custom House advanced an important component of the Company’s strategy to expand the product portfolio and geographic reach of the Global Business Payments segment. Custom House offers a simplified process for small-to-medium enterprises (SMEs) making cross-border business-to-business foreign currency payments. Western Union estimates that the SME cross-border payments market generates global revenue at least as great as the consumer-to-consumer money transfer market.
2010 Outlook
The Company expects a modest recovery in the global remittance market in 2010. Global economies are expected to remain challenging, and unemployment rates in major send markets remain high. The latest World Bank forecast in November, 2009 projected a 1% increase in global cross border remittance flows in 2010. Although many markets have stabilized and some are beginning to improve, significantly lower growth from the Gulf States is anticipated.
Western Union’s outlook for 2010 projects continued C2C market share gains, improvement in C2C transaction and revenue trends compared to 2009, an expansion of B2B, and continued softness in U.S. bill payments. The Company provides the following revenue outlook:
•	GAAP revenue in a range of -1% to +2%

•	Constant currency revenue growth 1% lower than GAAP
The Company is committed to investing in long-term profitable growth opportunities in both C2C and Global Business Payments. In total, the Company expects to invest over $50 million of operating expenses in 2010 related to the Payment Services Directive, electronic channels, and Custom House expansion. In 2009, the Company invested $25 million in these initiatives.
Margins in the C2C business are expected to expand in 2010, including the impact of investments in key initiatives. Global Business Payments margins are expected to decline as a result of B2B expansion investments and acquisition related costs, and softness in the U.S. bill payment business.
The Company anticipates the combination of increased margins in the C2C business and declines in Global Business Payments to result in a consolidated margin of approximately 26%.
The Company expects GAAP EPS of $1.29 to $1.34, and currently does not anticipate currency to impact EPS.
The Company forecasts GAAP cash flow provided from operating activities of $800 million to $900 million in 2010. Cash flow includes the anticipated payment of the $71 million settlement accrual, and a $250 million refundable tax deposit with the Internal Revenue Service.
Christina Gold commented, “There are still global challenges in 2010, but we have confidence in our business model and strategies. The long term secular trends for migration and global money transfer growth are in place, and our brand, distribution network, compliance expertise, and financial strength position us well to grow our business as the market improves.”
Gold concluded, “Our key growth strategies focus on extending our leadership position in cash money transfer, developing electronic channels, and expanding our Custom House B2B payments business. We are excited about the future, and see great opportunities for growth ahead while we continue to generate substantial free cash flow for our shareholders. “
Non-GAAP Measures
Western Union presents a number of non-GAAP measurements because management believes that these metrics provide more meaningful information than GAAP metrics alone to provide comparability and consistency. These non-GAAP measurements include revenue changes constant currency adjusted, 2009 earnings per share and operating income margin excluding the estimated settlement accrual, 2009 earnings per share constant currency adjusted, 2008 earnings per share and operating income margin excluding restructuring expenses, consumer-to-consumer segment revenue changes constant currency adjusted, international consumer-to-consumer revenue changes constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue changes constant currency adjusted, consumer-to-consumer cross-border principal change constant currency adjusted, and Global Business Payments revenue decline and operating margin excluding Custom House.
Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.
Currency
Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.
Accrual for Anticipated Regulatory Settlement
During the third quarter of 2009, the company recorded a pre-tax accrual of $71 million related to an anticipated regulatory settlement. The anticipated settlement includes resolution of all outstanding legal issues and claims with the state of Arizona, as well as a multi-state agreement to fund a not-for-profit organization. A significant portion of the accrual relates to the funding of this organization which will promote safety and security along the entire U.S. and Mexico border. In addition, as part of the agreement, the Company anticipates committing to make further investments in its compliance programs in the U.S.-Mexico border area over the next two to three years. A final agreement is expected to be completed in 2010.
Restructuring Expenses
Western Union incurred $33 million in restructuring expenses in the fourth quarter of 2008 for a total of $83 million in 2008. In the quarter, $20 million was included in cost of services and $13 million was included in selling, general and administrative expense. For the year, $63 million was included in cost of services and $20 million was included in selling, general and administrative expense. The restructuring expenses were not included in the operating segments results. Restructuring expenses include expenses related to severance, outplacement and other employee-related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing company facilities and third-party providers.
Investor and Analyst Conference Call and Slide Presentation
Western Union President and Chief Executive Officer Christina A. Gold will host a conference call and webcast, including slides, at 8:30 a.m. Eastern Time today. Joining Christina on the call will be Scott Scheirman, Executive Vice President and Chief Financial Officer, and Hikmet Ersek, Chief Operating Officer. To listen to the conference call live via telephone, dial 866-700-7101 (U.S.) or +1-617-213-8837 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 92674143.
The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through February 10, 2010, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 36555485. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.
Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.
Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2008. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.
Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; changes in immigration laws, patterns and other factors related to migrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; failure to resolve pending legal issues with the State of Arizona in a satisfactory manner; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; our ability to attract and retain qualified key employees and to manage our workforce successfully; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax authorities; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; significantly slower growth or declines in the money transfer market and other markets in which we operate; failure to implement agent contracts according to schedule; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers, or non-performance by our banks, lenders, other financial services providers or insurers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations and card-based payment providers; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; adverse consequences from our spin-off from First Data Corporation; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; cessation of various services provided to us by third-party vendors; catastrophic events; and management’s ability to identify and manage these and other risks.
About Western Union
The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Custom House branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of more than 410,000 agent locations in 200 countries and territories. In 2009, The Western Union Company completed 196 million consumer-to-consumer transactions worldwide, moving $71 billion of principal between consumers, and 415 million business payments. For more information, visit www.westernunion.com.
WU-F, WU-G

THE WESTERN UNION COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change
Revenues:
Transaction fees	$1,037.8	$1,040.1	0%	$4,036.2	$4,240.8	(5)%
Foreign exchange revenue	250.4	215.3	16%	910.3	896.3	2%
Commission and other revenues	25.8	36.2	(29)%	137.1	144.9	(5)%

Total revenues	1,314.0	1,291.6	2%	5,083.6	5,282.0	(4)%

Expenses:
Cost of services (a)	762.9	749.4	2%	2,874.9	3,093.0	(7)%
Selling, general and administrative (a) (b)	232.5	207.9	12%	926.0	834.0	11%

Total expenses	995.4	957.3	4%	3,800.9	3,927.0	(3)%

Operating income	318.6	334.3	(5)%	1,282.7	1,355.0	(5)%

Other income/(expense):
Interest income	1.0	6.1	(84)%	9.4	45.2	(79)%
Interest expense	(38.8)	(42.5)	(9)%	(157.9)	(171.2)	(8)%
Derivative (losses)/gains, net	(0.4)	3.1	(c )	(2.8)	(6.9)	(c )
Other income, net	3.7	4.2	(c )	0.1	16.6	(c )

Total other expense, net	(34.5)	(29.1)	19%	(151.2)	(116.3)	30%

Income before income taxes	284.1	305.2	(7)%	1,131.5	1,238.7	(9)%
Provision for income taxes	60.4	65.6	(8)%	282.7	319.7	(12)%

Net income	$223.7	$239.6	(7)%	$848.8	$919.0	(8)%

Earnings per share:
Basic	$0.32	$0.34	(6)%	$1.21	$1.26	(4)%
Diluted	$0.32	$0.34	(6)%	$1.21	$1.24	(2)%

Weighted-average shares outstanding:
Basic	689.8	712.5		698.9	730.1
Diluted	693.2	713.8		701.0	738.2

(a)	For the three months ended December 31, 2008, cost of services and selling, general and administrative expenses include restructuring and related expenses of $19.8 million and $12.8 million, respectively, and $62.8 million and $20.1 million for the year ended December 31, 2008, respectively.

(b)	For the year ended December 31, 2009, selling, general and administrative expenses include an estimated accrual of $71.0 million for an anticipated agreement with the state of Arizona and certain other states (the settlement accrual).

(c)	Calculation not meaningful

THE WESTERN UNION COMPANY
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	December 31,
	2009	2008
Assets
Cash and cash equivalents (a)	$1,685.2	$1,295.6
Settlement assets	2,389.1	1,207.5
Property and equipment, net of accumulated depreciation of $335.4 and $284.0, respectively	204.3	192.3
Goodwill	2,143.4	1,674.2
Other intangible assets, net of accumulated amortization of $355.4 and $276.5, respectively	489.2	350.6
Other assets (a)	442.2	858.1

Total assets	$7,353.4	$5,578.3

Liabilities and Stockholders’ Equity/(Deficiency)
Liabilities:
Accounts payable and accrued liabilities	$501.2	$385.7
Settlement obligations	2,389.1	1,207.5
Income taxes payable	519.0	381.6
Deferred tax liability, net	268.9	270.1
Borrowings	3,048.5	3,143.5
Other liabilities	273.2	198.0

Total liabilities	6,999.9	5,586.4

Stockholders’ equity/(deficiency):
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 686.5 shares and 709.6 shares, respectively, issued and outstanding	6.9	7.1
Capital surplus/(deficiency)	40.7	(14.4)
Retained earnings	433.2	29.2
Accumulated other comprehensive loss	(127.3)	(30.0)

Total stockholders’ equity/(deficiency)	353.5	(8.1)

Total liabilities and stockholders’ equity/(deficiency)	$7,353.4	$5,578.3

(a)	At December 31, 2009, $779 million was held by United States entities and $906 million was held by entities outside of the United States.

THE WESTERN UNION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$848.8	$919.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55.9	61.7
Amortization	98.3	82.3
Deferred income tax (benefit)/provision	(20.8)	15.9
Stock compensation expense	31.9	26.3
Other non-cash items, net	44.1	42.9
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	(31.4)	6.9
Accounts payable and accrued liabilities	75.5	35.2
Income taxes payable	138.3	91.2
Other liabilities	(22.5)	(27.5)

Net cash provided by operating activities	1,218.1	1,253.9

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(27.3)	(82.8)
Capitalization of purchased and developed software	(11.9)	(17.0)
Purchases of property and equipment	(59.7)	(53.9)
Acquisition of businesses, net of cash acquired	(515.9)	(42.8)
Proceeds from/(increase in) receivable for securities sold	255.5	(298.1)
Notes receivable issued to agents	—	(1.0)
Repayments of notes receivable issued to agents	35.2	41.9

Net cash used in investing activities	(324.1)	(453.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of commercial paper	(82.8)	(255.3)
Net proceeds from issuance of borrowings	496.6	500.0
Principal payments on borrowings	(500.0)	(500.0)
Proceeds from exercise of options	23.2	300.5
Cash dividends paid	(41.2)	(28.4)
Common stock repurchased	(400.2)	(1,314.5)

Net cash used in financing activities	(504.4)	(1,297.7)

Net change in cash and cash equivalents	389.6	(497.5)
Cash and cash equivalents at beginning of period	1,295.6	1,793.1

Cash and cash equivalents at end of period	$1,685.2	$1,295.6

THE WESTERN UNION COMPANY
SUMMARY SEGMENT DATA
(in millions)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$876.4	$868.1	1%	$3,373.5	$3,532.9	(5)%
Foreign exchange revenue	227.0	214.5	6%	877.1	893.1	(2)%
Other revenues	10.3	11.7	(12)%	50.1	45.6	10%

Total Consumer-to-Consumer:	1,113.7	1,094.3	2%	4,300.7	4,471.6	(4)%

Global Business Payments:
Transaction fees	150.9	162.0	(7)%	621.9	668.1	(7)%
Foreign exchange revenue (a)	23.4	0.8	(c )	33.2	3.2	(c )
Other revenues	7.5	11.4	(34)%	36.6	48.5	(25)%

Total Global Business Payments:	181.8	174.2	4%	691.7	719.8	(4)%

Total Other:	18.5	23.1	(20)%	91.2	90.6	1%

Total consolidated revenues	$1,314.0	$1,291.6	2%	$5,083.6	$5,282.0	(4)%

Operating income:
Consumer-to-Consumer	$286.3	$315.9	(9)%	$1,175.5	$1,222.7	(4)%
Global Business Payments	35.7	46.9	(24)%	171.9	199.4	(14)%
Other	(3.4)	4.1	(c )	6.3	15.8	(60)%

Total segment operating income	$318.6	$366.9	(13)%	$1,353.7	$1,437.9	(6)%
Settlement accrual (b)	—	—	(c )	(71.0)	—	(c )
Restructuring and related expenses (b)	—	(32.6)	(c )	—	(82.9)	(c )

Total consolidated operating income	$318.6	$334.3	(5)%	$1,282.7	$1,355.0	(5)%

Operating income margin:
Consumer-to-Consumer	25.7%	28.9%	(3.2)%	27.3%	27.3%	0.0%
Global Business Payments	19.6%	26.9%	(7.3)%	24.9%	27.7%	(2.8)%
Other	(18.4)%	17.7%	(c )	6.9%	17.4%	(10.5)%
Total consolidated operating income margin	24.2%	25.9%	(1.7)%	25.2%	25.7%	(0.5)%

Depreciation and amortization:
Consumer-to-Consumer	$32.3	$29.6	9%	$124.2	$111.0	12%
Global Business Payments (a)	8.7	5.1	71%	24.3	21.1	15%
Other	1.7	0.5	(c )	5.7	4.0	43%

Total segment depreciation and amortization	$42.7	$35.2	21%	$154.2	$136.1	13%
Restructuring and related expenses (b)	—	1.9	(c )	—	7.9	(c )

Total consolidated depreciation and amortization	$42.7	$37.1	15%	$154.2	$144.0	7%

(a)	The significant change is the result of the Custom House acquisition.

(b)	Restructuring expenses and the settlement accrual are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.

(c)	Calculation not meaningful

THE WESTERN UNION COMPANY
KEY INDICATORS
(in millions)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change
Transactions
Consumer-to-Consumer	51.4	49.1	5%	196.1	188.1	4%
Global Business Payments	99.3	103.8	(4)%	414.8	412.1	1%

	Three Months Ended	Year Ended
	December 31, 2009	December 31, 2009
Consumer-to-Consumer Transaction
Growth/(Decline) (a)
EMEASA	8%	10%
Americas	0%	(3)%
APAC	13%	18%
Consumer-to-Consumer	5%	4%
Consumer-to-Consumer Revenue
Growth/(Decline) (a)
EMEASA	6%	(1)%
Americas	(7)%	(9)%
APAC	14%	5%
Consumer-to-Consumer	2%	(4)%

	Three Months Ended	Year Ended
	December 31, 2009	December 31, 2009
Consumer-to-Consumer Transaction
Growth/(Decline) (a)
International (b)	7%	8%
Domestic (c)	5%	(5)%
Mexico (d)	(12)%	(12)%
Consumer-to-Consumer	5%	4%

Consumer-to-Consumer Revenue
Growth/(Decline) (a)
International (b)	6%	(1)%
Domestic (c)	(20)%	(14)%
Mexico (d)	(10)%	(15)%
Consumer-to-Consumer	2%	(4)%

(a)	In determining the revenue and transaction growth rates under this regional view, the geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(b)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (c) and (d) below.

(c)	Represents all transactions between and within the United States and Canada.

(d)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in millions)
(unaudited)
Western Union’s management has presented: (1) Consolidated, consumer-to-consumer segment, international consumer-to-consumer, and international consumer-to-consumer excluding United States originated transactions revenue changes, excluding the impact of translating foreign currency denominated revenues into United States dollars; (2) Operating income margin, excluding the impact from the 2009 estimated settlement accrual and the 2008 restructuring and related expenses; (3) Earnings per share excluding the impact from the 2009 estimated settlement accrual and the 2008 restructuring and related expenses; (4) Earnings per share excluding the impact of translating foreign currency denominated amounts into United States dollars; (5) Consumer-to-consumer cross-border principal growth, excluding the impact of translating foreign currency denominated principal into United States dollars; and (6) Global Business Payments revenue changes and operating income margin, excluding the impact from the Custom House acquisition. Western Union’s management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.
A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included on the following pages.

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in millions)
(unaudited)

	Three Months Ended December 31, 2009
				International
				Consumer-to-
				Consumer excluding
			International	United States
		Consumer-to-	Consumer-to-	originated
	Consolidated	Consumer Segment	Consumer	transactions

2009 Revenues, as reported (GAAP)	$1,314.0	$1,113.7	$943.4	$778.0

Adjustments:

Reversal of impact from translation of foreign currency denominated amounts into United States dollars (a)	(32.4)	(36.2)	(35.8)	(35.8)

2009 Revenues, adjusted	$1,281.6	$1,077.5	$907.6	$742.2

2008 Revenues, as reported (GAAP)	$1,291.6	$1,094.3	$891.2	$721.0

Revenue growth, as reported (GAAP)	2%	2%	6%	8%
Revenue (decline)/growth, adjusted	(1)%	(2)%	2%	3%

	Year Ended December 31, 2009
				International
				Consumer-to-
				Consumer excluding
			International	United States
		Consumer-to-	Consumer-to-	originated
	Consolidated	Consumer Segment	Consumer	transactions
2009 Revenues, as reported (GAAP)	$5,083.6	$4,300.7	$3,559.7	$2,910.8

Adjustments:

Reversal of impact from translation of foreign currency denominated amounts into United States dollars (a)	119.5	101.3	96.0	96.0

2009 Revenues, adjusted	$5,203.1	$4,402.0	$3,655.7	$3,006.8

2008 Revenues, as reported (GAAP)	$5,282.0	$4,471.6	$3,605.1	$2,927.5

Revenue decline, as reported (GAAP)	(4)%	(4)%	(1)%	(1)%
Revenue (decline)/growth, adjusted	(1)%	(2)%	1%	3%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in millions)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$1,314.0	$1,291.6	$5,083.6	$5,282.0

Operating income, as reported (GAAP)	318.6	334.3	1,282.7	1,355.0

Adjustment:
Settlement accrual (b)	—	—	71.0	—
Restructuring and related expenses (d)	—	32.6	—	82.9

Operating income, adjusted	$318.6	$366.9	$1,353.7	$1,437.9

Operating income margin, as reported (GAAP)	24.2%	25.9%	25.2%	25.7%
Operating income margin, adjusted	24.2%	28.4%	26.6%	27.2%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income, as reported (GAAP)	$223.7	$239.6	$848.8	$919.0

Adjustments:
Reversal of impact from the settlement accrual, net of income tax benefit of $17.1 million (b)	—	—	53.9	—
Reversal of impact from restructuring and related expenses, net of income tax benefit of $11.3 million and $31.3 million for the three months and year ended, respectively (d)	—	21.3	—	51.6

Net income, adjusted	$223.7	$260.9	$902.7	$970.6

Reversal of impact from translation of foreign currency denominated amounts into United States dollars, net of tax (a)	(0.5)	—

Net income, adjusted for the impact from the settlement accrual and the impact from the translation of foreign currency denominated amounts into United States dollars	$223.2	$260.9

Earnings per share (“EPS”):
As reported (GAAP)	$0.32	$0.34	$1.21	$1.24
Impact from the settlement accrual (b)	—	—	0.08	—
Impact from restructuring and related expenses (d)	—	0.03	—	0.07

EPS, adjusted	$0.32	$0.37	$1.29	$1.31

Impact from translation of foreign currency denominated amounts into United States dollars (a)	—	—

EPS, adjusted for the impact from the settlement accrual and the impact from the translation of foreign currency denominated amounts into United States dollars	$0.32	$0.37

Diluted weighted-average shares outstanding	693.2	713.8	701.0	738.2

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in billions)
(unaudited)

	Three Months Ended
	December 31,
	2009	2008

Consumer-to-consumer cross-border principal	$17.1	$16.6

Adjustment:
Reversal of impact from translation of foreign currency denominated amounts into United States dollars (a)	(0.7)	—

Consumer-to-consumer cross-border principal, adjusted	$16.4	$16.6

Consumer-to-consumer cross-border principal growth, as reported	3%
Consumer-to-consumer cross-border principal decline, adjusted	(1)%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in millions)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Global Business Payments revenue, as reported (GAAP)	$181.8	$174.2	$691.7	$719.8

Adjustment:
Reversal of Custom House revenue (c)	(22.9)	—	(30.8)	—

Global Business Payments revenue, adjusted	$158.9	$174.2	$660.9	$719.8

Global Business Payments operating income, as reported (GAAP)	$35.7	$46.9	$171.9	$199.4

Adjustment:
Reversal of Custom House operating loss (c)	4.9	—	6.2	—

Operating income, adjusted	$40.6	$46.9	$178.1	$199.4

Global Business Payments revenue growth/(decline), as reported (GAAP)	4%		(4)%
Global Business Payments revenue decline, adjusted	(9)%		(8)%

Operating income margin, as reported (GAAP)	19.6%	26.9%	24.9%	27.7%
Operating income margin, adjusted	25.5%		26.9%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures.”

THE WESTERN UNION COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)
(a)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(b)	Estimated accrual for an anticipated agreement to resolve the Company’s disputes with the State of Arizona and certain other states and to fund a multi-state not-for-profit organization focused on border safety and security (“settlement accrual”). This item has been included in the selling, general and administrative expense line of the consolidated statements of income, and was not allocated to the segments.

(c)	Represents the incremental impact from the acquisition of Custom House on the Global Business Payments segment revenue and operating income. Acquisition costs of $5.8 million related to acquiring Custom House are included in “Other” for segment reporting purposes.

(d)	Restructuring and related expenses relate to severance, outplacement and other employee related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing Company facilities and third party providers, including hiring, training, relocation, travel, and professional fees. Also, included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and acceleration of depreciation and amortization. The restructuring and related expenses are included in cost of services and selling, general and administrative expense lines of the consolidated statements of income, and are not allocated to the segments.